Exhibit 10.4

EXCLUSIVE MANUFACTURE

AND

MARKETING AGREEMENT

The “Parties,” DYNAMIC RESPONSE GROUP, INC., a Florida corporation (“DRG”) or a subsidiary company that it forms (the “Subsidiary”), and SYNERGY LP. Group, LLC (“Owner”), with offices located in Ventura, California, entered into this “Agreement” effective as of May 27, 2008 (“Effective Date”), with reference to the following facts.

RECITALS

Owner is the exclusive licensee of a patented (U.S. Patent No. 5,993,872) (the “Patent”) Deep Fat Fryer with Ultrasonic Rotational Basket, currently known as “SPIN FRYER” (“Product”) and desires to produce direct response advertisements of any length (“Infomercials”) in cooperation with DRG to promote the Product and desires to have DRG broadcast the Infomercial and exclusively market the Product worldwide (the “Territory”) under the current name or a name of DRG’s choosing;

DRG, a leading international marketing firm, successful in manufacturing, product development, production and distribution, desires to cooperate in producing an Infomercial and exclusively market the Product in the Territory;

DRG and Owner have established and set forth their obligations and expectations with respect to the manufacturing and marketing of the Product as set forth herein.

AGREEMENT

I. Warranties and Covenants.

1.1. DRG. DRG warrants, promises and covenants that it has the complete right, power, and authority to enter into this Agreement.

1.2. Owner. Owner warrants, promises and covenants that it: (i) has the present right, power and authority to enter into this Agreement; (ii) has the ability, power and authority to grant the rights to DRG as set forth in this Agreement; (iii) will use commercially reasonable efforts to maintain and defend all such rights in full force, including all intellectual property rights and governmental approvals that currently exist or may exist for the Product and the Product name during the Term of this Agreement until such time as DRG becomes co-owner as set forth in Section 5.2 below; (iv) is not aware of any violation of and will not knowingly violate any third party’s intellectual property rights, and (v) has made all reasonable efforts to disclose to DRG all agreements, arrangements, and encumbrances affecting the Product and/or the Product’s financial viability. To the extent necessary to protect the marketing rights in the Territory, DRG shall have the right, but not the obligation to enforce Owner’s intellectual property rights to the extent not otherwise enforced by Owner.

1.3. Confidentiality. Each of the Parties agrees not to disclose (i) confidential information regarding the Product’s construction, technical information, designs, drawings, concepts, ideas, sketches, wordings, media or marketing strategies, or composition, (ii) confidential information regarding the Infomercial production, and (iii) confidential information regarding the other party, or such party’s companies, products, operations, or any other information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public, including the contents of this Agreement (“Information”), without the prior written consent of the other party. Notwithstanding the foregoing, disclosure may be made to persons on a need to know basis to effectuate the purposes herein, such as third-party auditors and distributors, buyers and sales representatives, or by court order, or as otherwise provided herein so long as the recipient of such Information agrees in writing to hold all such Information in strict confidence.

2. The Product and Manufacture.

2.1. The Product. A “Basic Unit” of the Product consists of a consumer food frying appliance that uses a sonic transducer to excite (vibrate) the food immediately upon completion of the cooking cycle. This helps to move the oil away from the food while it is at its highest temperature and lowest viscosity. The basket then spins at high speed to completely remove and drain away excess oil from the food surfaces. This patented process may reduce fat in deep-fried foods by more than 50 percent.

2.2. Additional Products. Owner has or may develop additional related products, which DRG may elect to market in varying product configurations along with the Product pursuant to the terms herein (“Additional Products”). The Parties hereby acknowledge that Owner is in the process of developing a commercial version of the Product (“Commercial Unit”). DRG shall have the first right of refusal to manufacture and market the Commercial Unit either after establishing the success of the Product or simultaneously with the marketing of the Product, provided, however that the terms of the agreement between the parties with respect the Commercial shall unit shall be separately negotiated, such negotiation to be held in good faith.

2.3. Manufacture of Product. DRG shall have the sole responsibility to arrange for the manufacture of the Product and for determining and maintaining standards of product quality. Notwithstanding this assignment of rights and responsibilities, DRG shall collaborate and consult with Owner on the design and quality of the final production sample.

2.4. Insurance. DRG shall have the sole responsibility to acquire and maintain product liability insurance for the Product, in full force for the Term of this Agreement, with Owner named as an additional insured.

2.5. Product Consumer List. DRG and Owner agree that all consumer names, addresses, and phone numbers generated by DRG from the marketing of the Product (“Consumer List”) shall be jointly owned by DRG and Owner, provided, however, that neither party may utilize the Consumer List for any purpose other than for marketing the Product, Additional Products, or the Commercial Product, without the consent of the other party, which shall not be unreasonably withheld.

3. Feasibility Study/Production.

3.1. Feasibility Study. Upon execution of this Agreement, Owner will supply DRG with five sample Basic Units, a list of all Owner proposed claims for the Product and all existing claim substantiation, all drawings, picture, artwork, copies of trademarks, patents or applications for same for the Product, so that DRG can investigate and evaluate the Product, design and develop the Product, source a manufacturer, produce a prototype for use in Infomercial production, test the Product and determine if DRG will elect to proceed with the project (collectively, “Feasibility Study”). Unless otherwise agreed in writing, the Feasibility Study shall be completed within one hundred eighty (180) days from (i) the date on which DRG shall have received the above materials or (ii) the Effective Date, whichever is later (the “Feasibility Study Period”). Should DRG determine that the project is feasible with respect to these issues, the project will proceed with production of the Infomercial as provided below. Should DRG determine, in its sole and absolute discretion that the project is not feasible, then DRG shall notify Owner in writing, and this Agreement will be terminated and all rights granted to DRG by Owner hereunder shall revert to Owner.

3.2. Infomercial Production. Following the expiration of the Feasibility Study Period, should DRG determine that the project is feasible, Owner, at DRG’s expense, shall engage Red Rock Pictures, Inc. to produce, at its actual cost of production plus 15%, an Infomercial for use by DRG in marketing the Product. DRG shall have approval rights on all aspects of the Infomercial production, including without limitation, creative, vendors, personalities, and budgets. The production of the Infomercial shall be completed within ninety (90) days following the expiration of the Feasibility Study Period.

3.3. DRG Materials. DRG shall produce print advertisements, collateral materials, and Product packaging (collectively, “DRG Material”) DRG shall collaborate with Owner on creative aspects of the DRG Material. Owner shall provide collaboration in the production of DRG Materials by providing all existing print, art work and studies that Owner may own or control for the collateral support materials for the Product.

3.4. Owner Approval Responsibility. Before finalizing any of the DRG Material, Owner will have the right, ability and responsibility to give approval to the extent that DRG Materials express the benefits, elements, and claims of the Product accurately and place Owner in an accurate light (“Owner Approval”). Owner agrees that it will not unreasonably withhold its approval, nor delay its approval for an unreasonable period of time.

3.5. Awards Submission. During the Term of this Agreement, DRG has the sole right to determine to submit the Infomercial for an Electronic Retailing Association award. With respect to any other award submission, whether or not in the industry, Owner shall first obtain DRG’s written approval of any such submission, which shall not be unreasonably withheld.

4. Marketing Plan.

4.1. The Marketing Plan. DRG will have the sole discretion to determine the marketing plan for the Territory. DRG will be responsible during the Term of this Agreement for paying for, and managing directly, or through use of agents or sub-contractors, all aspects associated with the implementation of the television, print, radio, internet and after-market marketing plan. These duties shall include the management of: (i) in-bound fulfillment; (ii) out-bound fulfillment; (iii) credit card processing; (iv) accounting; (v) inventory control; (vi) customer service; (vii) media planning and buying; (viii) out-bound telemarketing; (ix) customer list database; (x) after-market sales; and (xi) foreign distribution. DRG may contract with a current or future subsidiary/parent/affiliate company to provide any of the above services, including distribution of the Product, provided that such services are of like quality, at or below market price.

4.2. Project Set-up, Market Test, and Media Costs. Upon completion of the Infomercial, DRG shall proceed with project set-up and purchase the media for test marketing for a period of two (2) months or such longer period, as DRG shall continue to refine the Infomercial and re-test (“Market Test”). Unless otherwise mutually agreed, the Market Test shall conclude within one hundred twenty (120) days of the first airing date of the Infomercial. DRG will provide all capital for the project set-up and the purchase of the media for the Market Test.

4.3. Failure/Success of Market Tests. Should DRG cease refining or re-testing of the Infomercial or determine that the results of the Market Test do not warrant further efforts, DRG shall notify Owner in writing and this Agreement shall terminate and all rights granted herein shall revert to Owner, including any and all intellectual property rights in the Product acquired by DRG through the date of termination of this Agreement. Should DRG determine in its sole discretion to continue marketing the Product, DRG shall use commercially reasonable efforts to escalate the media spending and to maximize sales and the overall financial success of the marketing campaign for the Product (the “Roll Out”). Roll-Out for purposes of this Agreement shall mean the airing of the Infomercial after the Market Test period on national cable and/or broadcast television stations with gross media expenditures exceeding $15,000 weekly.

5. Grant of Rights.

5.1. Ownership of Property, Copyrights and Patents. DRG acknowledges and agrees that Owner is the sole owner/holder of all rights to the Product, its current name, and the proprietary technology incorporated into the Product, including all copyrights, trademarks, and the Patent pertaining thereto. Owner acknowledges and agrees that DRG is the sole owner of all rights, including copyrights and trademarks, for any and all DRG Materials. If DRG elects to market the Product under a DRG trademark or branded name, then DRG shall retain all ownership rights of said name.

5.2. Joint Ownership. Owner shall assign up to one-half (50%) of Owner’s entire right title and interest in the Product and all intellectual property relating to the Product, including without limitation in the Patent, to DRG including the rights as provided for in Section 5.3 of this Agreement (all such interests referred to hereafter as the “Ownership Interest”). The Ownership Interest to DRG shall be assigned in stages as follows: For each 100,000 units of Product sold by DRG, Owner shall assign five percent (5%) of the Ownership Interest to DRG to a maximum of fifty percent (50%). Should DRG fail to meet its obligations or breach any of the material terms under the Agreement, all rights granted herein shall immediately revert to Owner, including any Joint Ownership rights related to intellectual property.

5.3. Patent Rights Arising After Effective Date of Agreement. All patent rights in the Product arising after the Effective Date, including all variations, modifications, improvements, updates, and derivations of the Product and any continuations, continuations-in-part, or divisional applications deriving from the Product or the Patent shall be jointly owned by Owner and DRG, each owning an undivided one-half interest subject to, but not limited to, Section 5.2 of this Agreement. DRG shall take all actions necessary to protect the worldwide patent rights of the Patent, including but not limited to, filing patent applications covering the Product, or any improvements thereof, in any country who is a Contracting State to the Patent Cooperation Treaty (“PCT”), including the filing of a PCT application. DRG may also file and prosecute patent applications in countries who are not Contracting States to the PCT (“Non-PCT Country”). DRG shall also pay the attorneys fees and filing fees related to the filing of any and all such patent applications. Owner shall authorize its patent counsel to provide written confirmation to DRG regarding the status of the Patent, and other relevant information regarding protection of the Product, including information regarding all filing deadlines. DRG shall have the option but not the obligation to continue to utilize Owner’s patent counsel.

5.4. Exclusive Marketing Rights. Subject to the terms and conditions of this Agreement, Owner hereby grants to DRG the exclusive worldwide rights (a) to air the Infomercial and market and sell the Product in the Territory and (b) to use the Patent and related trademarks to market the Product in the Territory for the Term of this Agreement. DRG’s exclusive marketing rights shall include all possible market areas available today, and those that will be reasonably available in the future throughout the world. These areas include, but are not limited to: print; retail; radio; television; cable; satellite cable and television; catalog; the Internet; and home shopping networks.

5.5. Exclusivity Minimum. The exclusive marketing rights and ownership rights in the Product and the intellectual property related to the Product granted to DRG shall remain exclusive for fourteen months from the first air date of the final version of the Infomercial (“Initial Term of Exclusivity”). Thereafter, the exclusivity rights granted to DRG hereunder shall continue if DRG sells a minimum of Fifty Thousand (50,000) Basic Units per year (the “Exclusivity Minimum”). At the time that DRG has achieved the Fifty percent (50%) Ownership Interest as set forth in Section 5.2, DRG’s exclusivity rights shall become permanent. If DRG fails to sell the Exclusivity Minimum to retain the rights granted by Owner under this Agreement, then upon written notice to DRG from Owner, DRG’s ownership interest in the intellectual property rights to the Product and Patent shall terminate and revert to Owner; and DRG’s marketing rights hereunder shall become non-exclusive for the duration of the Term, excepting that for the balance of the Term DRG shall retain the right to exclusively market to domestic consumers and accounts then existing and to internationally market in those countries where it has established a successful market for the Product.

5.6. Risk Acknowledgment. Owner acknowledges and agrees that it is well-informed about the financial risks associated with the television advertising industry and that DRG makes no warranty, expressed or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall Owner seek to hold DRG liable with respect thereto. DRG has not made and does not hereby make any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Owner recognizes and acknowledges that the level of revenues from sales of the Product is speculative. Both Parties shall bear their own attorneys’ fees and costs associated with the negotiation and drafting of this Agreement.

5.7. Internet Advertising. DRG may elect to use search engines, affiliate Web sites, links, or other advertising techniques to advertise the Product via the Internet. The nature of advertising via the Internet is such that it may be difficult or impossible to remove Product advertising from Web sites, links and/or search engines operated and/or controlled by third parties despite DRG’s request to remove. Owner acknowledges and agrees that DRG shall have no liability for Product advertisements that may continue to exist on the Internet upon expiration or earlier termination of this Agreement, except to the extent any such website is operated and controlled by DRG. Owner grants DRG an exclusive, unlimited, royalty free license to utilize the domain name “Spinfryer.com” during the term of this Agreement.

6. Compensation.

6.1. Owner Compensation. Providing Owner fulfills the terms and conditions of this Agreement, DRG will pay to Owner “Compensation” for each Basic Unit of Product sold by DRG during the Term, an amount equal to a percentage of the Manufactured Cost of the Basic Unit of Product as follows: 5% for all sales made via the Infomercial and 10% for sales made at retail, live shopping, catalogue, or through other marketing venues.

6.2. Manufactured Cost. “Manufactured Cost” shall mean the total amount for each Basic Unit paid by DRG to the manufacturer of the Product.

6.3. Accounting and Disbursement of Owner Compensation. Compensation payments and accounting statements shall be due to Owner thirty (30) days from the end of each calendar quarter in which the revenues from sales of the Product are received by DRG. Any Compensation accumulated in an amount of less than $100.00 will be carried over and paid within thirty (30) days of the end of the calendar quarter in which this threshold is met. DRG will keep accurate books and records pertaining to all sales of the Product and shall prepare accurate accounting statements setting forth all sales, returns, taxes, and Compensation for each quarterly period. Owner shall have the ability and right to inspect and audit in accordance with generally accepted auditing standards, GAAS, all books and records concerning the Product to the extent necessary to determine the Compensation payable hereunder. Owner, or its duly appointed representative, will conduct such inspection only during normal business hours upon a written request submitted to DRG. Such notice shall be received by DRG at least twenty (20) days prior to the date of the inspection or if inspection is sought while DRG is conducting its year-end audit, sixty (60) days prior to such inspection date.

6.4. Advance. In addition to the Compensation set forth in 6.1 above. DRG shall pay to Owner an advance in the total amount of $50,000.00, payable as follows:

6.4.1 $10,000.00 upon execution of this Agreement.

6.4.2 $15,000.00 upon completion of the shooting of the Infomercial.

6.4.3 $25,000.00 upon DRG notifying owner of its decision, in DRG’s sole and absolute discretion, to commence the Roll-Out.

6.5 Options. The Owner, or nominees that he may designate, shall be issued options to purchase 5,000,000 shares of DRG’s common stock (the “Options”). The Options shall vest in three (3) blocks with the first block of 1,000,000 Options with an exercise price equal to the closing ask price for the Company’s common stock on the date of execution of this Agreement, vesting upon execution of this Agreement, the second block of 2,000,000 Options with an exercise price of $0.12 vesting upon commencement of the Infomercial production, and the third block of 2,000,000 Options with an exercise price of $.25 vesting upon Roll-Out of the Infomercial. The Options may be exercised by means of “cashless exercise,” as that procedure is commonly defined for publicly trading companies. All Options shall immediately vest if the Company is acquired. In the event that any outstanding convertible notes are repriced or there is a new equity raise below the Owner’s exercise price, the Company shall reprice Owner’s Options to match the offering price. If at any time after the date hereof the Company shall: (i) pay a dividend, or make any other distribution of, additional shares of Common Stock to all holders of its Common Stock; (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Options after the occurrence of any such event shall be proportionately increased in the case of (i) and (ii) above and proportionately decreased in the case of (iii) above. The parties hereby agree the current capital structure of DRG is Two Hundred Million Shares of Common Stock and Ten Thousand Shares of Preferred.

7. Term. Subject to the terms and conditions of this Agreement the “Term” of this Agreement shall be from the Effective Date (i) until the date that DRG notifies owner that the Project is not feasible, or (ii) perpetual if DRG meets the Exclusivity Minimum.

7.1. Wind-down of Inventory Early Termination. Upon the early termination of the Agreement for any reason, notwithstanding any other rights provided for herein, DRG shall have the right to market the Product to sell off all inventory in DRG’s possession at the time of such termination as follows: DRG shall have one hundred eighty (180) days to continue marketing the Product through the Infomercial and in other marketing channels until any such inventory is exhausted (“Winddown Rights”). Prior to exercising its Winddown Rights with respect to all marketing channels, DRG shall first offer the inventory to Owner at one hundred twenty percent (120%) of DRG’s landed manufacturing cost (FOB DRG U.S. warehouse) or allow Owner to match any lower third party offer that DRG intends to accept prior to acceptance of same (“Owner’s Right of First Refusal”).

7.2. Wind-down of Inventory Following Expiration. Upon the expiration of the Agreement, DRG shall have the right to market the Product to sell off all inventory in DRG’s possession at the time of such expiration subject to Owner’s Right of First Refusal.

8. Assignment of Rights. Subject to terms of this Agreement, DRG shall have the complete power, right, and authority to assign any and all rights granted under this Agreement to any person, entity or company. DRG agrees to remain liable for its obligations to Owner as set forth in this Agreement, unless the assignee assumes such obligations and Owner accepts such assumption. DRG may exercise its rights and perform its obligations hereunder, in whole or in part, through any one or more of its subsidiaries or other affiliated entities subject to the conditions of this Agreement.

9. Indemnification. Owner agrees to defend and hold DRG, its successors, assigns, licensees, agent, associates, directors and employees harmless from any and all claims, costs and expenses, attorney’s fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that Owner makes about the Product, from any infringement of Owner on the intellectual property rights of another, from the breach by Owner of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. DRG agrees to defend and hold Owner, its successors, assigns, licensees, agents, associates, directors and employees harmless from any and all claims, costs and expenses, attorney’s fees, damages, recoveries, and settlement which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that DRG makes about the Product in any DRG Materials, or by any of DRG’s representatives, sales people, public relations people, agents, and marketing people which Owner has not approved or ratified, and from the breach by DRG of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. These indemnification rights and duties shall survive this Agreement without limitation as to time.

10. Independent and Separate Companies. DRG and Owner enter into this Agreement as separate and independent entities. DRG and Owner will each be responsible for the payment of their respective compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their businesses. This Agreement does not create a partnership, agency or joint venture relationship between Owner and DRG. Neither DRG nor Owner shall, or permit any person or entity acting for or on its behalf to, bind or obligate the other party or represent to have such authority, without the express prior written approval of the other party.

11. Entire Agreement. This Agreement contains the entire understanding between DRG and Owner and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.

12. Controlling Law/Enforcement. The laws of the State of Florida will govern the interpretation of this Agreement, and the rights of obligations of the parties to it, without regard to a conflict of laws principle. A court will consider the terms and conditions of this Agreement to be severable so that any of its terms, conditions, or clauses shall not invalidate, or render unenforceable the entire agreement. The exclusive venue and jurisdiction for any actions related to this Agreement shall be in the state courts in Miami-Dade County, Florida, and to the extent that federal courts have exclusive jurisdiction, the U.S. District Court for the Southern District of Florida.

13. Notices. Any and all notices and demands by any party shall be in writing and shall be validly given or made only if personally delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other similar delivery service, with proof of delivery, or if made by confirmed receipt e-mail or facsimile.

Service shall be conclusively deemed made: Upon receipt if personally delivered; or three (3) days after having mailed; or 24 hours after being delivered by an overnight delivery service, confirmed e-mail or facsimile, whichever is sooner. Notices shall be addressed as follows:

(a) Owner:	Synergy I.P. Group, LLC.
374 Poli St. Suite 205
Ventura, CA 93001
Phone (805) 648-5020
Fax (805) 648-5053
E-Mail: rrolle@mindspring.com

(b) DRG:	Dynamic Response Group, Inc 4770 Biscayne Boulevard, Suite 1400 Miami, Florida 33137 Phone: 305 576-6998 Fax: 305-576-6997 Attention: Melissa Rice, CEO E-Mail:mkrice@drgemai.com

14. Facsimile Signatures. Facsimile signatures shall be deemed original signatures for purposes of this Agreement, with such facsimile signatures having the same legal effect as original signatures.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date herein.

SYNERGY WORLDWIDE, INC

By:	/s/ Reno R. Rolle
Name:	Reno R.Rolle
Title:	President

Dynamic Response Group, Inc

By:	/s/ Melissa K. Rice
Melissa K. Rice, CEO

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